Exhibit 10.40

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote such omissions.

2006 OFFICER INCENTIVE PLAN

PARTICIPANT:

OBJECTIVE:

The objectives of the Lifeline Officer Incentive Plan are:

•	to motivate and reward Officers who have the accountability and responsibility that significantly impact the attainment of the Company’s goals, and

•	to provide a total compensation package that is competitive and consistent with the Company’s pay for performance philosophy.

ELIGIBILITY:

All Officers are eligible to participate. Officers participating in this incentive plan are not eligible to participate in other plans (e.g., Sales Incentive Plans).

An Officer must be actively employed at the time of the payout to receive his/her payment (unless on medical leave or reservist call-up). The Chief Executive Officer, along with the Compensation Committee of the Board of Directors, in their sole discretion, has the ability to make exceptions to this requirement.

Officers hired after the beginning of the year or promoted during the year into an executive position that is bonus eligible may, at the discretion of the Chief Executive Officer along with the Compensation Committee of the Board of Directors, be eligible to receive a pro-rated bonus based on the portion of their base salary earned while in the executive position.

No incentive bonus will be earned during paid or unpaid leaves of absence of more than 30 days, including leaves for illness. If an Officer who took a leave of absence during the year is off leave and actively employed at the time of the payout, a pro-rated bonus based on actual time worked during the year will be paid.

BONUS TYPES:

Each Officer is eligible to receive two types of bonus payments. One bonus is based on the Company’s achievement of certain profit before tax objectives and the other bonus type is based on the Officer’s achievement of certain individual long-term objectives. The Chief Executive Officer participates in only the profit-based bonus.

2006 OFFICER INCENTIVE PLAN

BONUS PARTICIPATION PERCENTAGES:

Each Officer has a Bonus Participation Percentage for each bonus type mentioned above. The percentages are determined by the Chief Executive Officer along with the Compensation Committee of the Board of Directors. Bonus Participation Percentages do not differ among Officers. Bonus Participation Percentages are expressed as a percent of the Officer’s base salary (25%). In calculating the bonus, the base salary as of November 1, 2006 will be used.

TIMING OF PAYMENT:

Bonuses earned under the plan will be paid as soon as possible following the close of the year, after audited financial results are available. Award payments will be in the form of a payroll check and are subject to all regular withholding taxes.

BONUS A: PROFIT BASED BONUS

FINANCIAL TARGETS FOR BONUS PAYMENTS:

Bonus payments for 2006 will be determined according to the level of pre-tax profit attained by the Company and will be based on the following schedule. Please note that the payments will be linearly determined between each set of points. Pre-tax profit attainment beyond $[**] will accrue additional bonus payout points at a rate of 1% for each $[**] in pre-tax earnings. There will be no cap on bonus payments. However, in the event of unusual non-operational profit windfalls, the Board of Directors may at their sole discretion adjust the profit calculation to exclude such items.

Pre-tax Profit Attainment (000)	Bonus Payout (As a % of Officer’s Bonus Participation Percentage)
$[**]	0%
$[**]	50%
$[**]	100%
$[**]	200%

2006 OFFICER INCENTIVE PLAN

Examples:

The following examples illustrate the calculation of the Bonus Payment based upon an Officer with a base salary of $160,000 and a Bonus Participation Percentage of 25%.

A.	Pre-tax profit attained = $[**]

Bonus Payment as a percentage of an Officer’s Bonus Participation Percentage = 100% (See chart on page 2.)

Base Salary		Bonus Participation Percentage		Bonus Payout Percentage		Bonus Payment
$160,000	x	25%	x	100%	=	$40,000

B.	Pre-tax profit attained = $[**]

Bonus Payment as a percentage of an Officer’s Bonus Participation Percentage = 150%, calculated as follows:

1.	Profit Target at 200% less

Profit Target at 100%	equals	Profit to Interpolate Per Percentage Point
Bonus Payout Spread

$[**]	equals	$	[**]	equals	$[**]
200 - 100			100
2.	Profit Target Attained less

Profit Target at 100%	equals	Additional Percentage Points Earned
Profit to Interpolate Per Percentage Point

$[**]	equals	$	[**]	equals	50.0
$[**]		$	[**]

3.	100% + 50.0% = 150.0%

4.

Base Salary		Bonus Participation Percentage		Bonus Payout Percentage		Bonus Payment
$160,000	x	25%	x	150%	=	$60,000

2006 OFFICER INCENTIVE PLAN

BONUS B: LONG TERM OBJECTIVE BASED BONUS

DESCRIPTION

At the beginning of each year, each Officer and the Chief Executive Officer will jointly develop one or more objectives, the achievement of which will impact the long term strategic success of the Company. Upon completion of the year, the Chief Executive Officer will evaluate the Officer’s accomplishment of the stated objective. Depending upon the level of success attained, the Chief Executive Officer will grant a bonus payout ranging from 0% to 200% of the Officer’s Bonus Participation Percentage (5% in 2006) for the Long Term Objective Based Bonus, (i.e., from 0% to 10% of base salary).

Example:

The following example will illustrate the calculation of the Bonus Payout based upon an Officer with a base salary of $160,000 and a Long Term Objective Based Participation Percent of 5%.

An Officer exceeds expectations on the accomplishment of the stated objective and is awarded a bonus payout of 200% of his/her Bonus Participation Percentage.

Base Salary		Bonus Participation Percentage		Bonus Payout Percentage		Long Term Objective Based Bonus
$160,000	x	5%	x	200%	=	$16,000